TERADATA | THE BEST DECISION POSSIBLE

10000 Innovation Drive.
Dayton, OH 45342

PERSONAL AND CONFIDENTIAL

June 11, 2013

Oliver Ratzesberger
3369 Da Vinci Ct
San Jose, CA 95148

Dear Oliver,

I am delighted to extend to you this offer of employment within the Teradata Corporation. Your position title is SVP-Software, Teradata Labs and reporting to me. I am anticipating your employment to commence on July 15, 2013, contingent upon Teradata's receipt of appropriate results from your background investigation and drug test. Your gross salary will be $350,000.00 annually; this equates to a weekly rate of $6,730.77. Because we operate on a bi-weekly pay schedule, you will be paid two weeks salary five days following the close of each pay cycle. Additional details regarding your overall compensation and benefits program are outlined in Attachment A.

This offer of employment is contingent upon your agreement to certain ***Conditions of Employment*** as outlined in Attachment B. Upon your acceptance of this employment offer, please read the instructions and contents of Attachment B then sign and return *all pages* of this letter in the envelope provided within 3 business days of the receipt of this letter.

Oliver, I am enthusiastic about the contributions you will bring to the Teradata team, and I certainly hope you will decide to join us. I believe this opportunity represents a chance for you to extend your professional career in an exciting and rewarding Teradata environment.

If you have any questions regarding the details of this offer, please contact Jeanne Pierce at (858) 485-3856. Jeanne will make the necessary arrangements to ensure any additional questions you may have are addressed, so you are able to make an informed decision.

Sincerely,

Scott Gnau
President, Teradata Labs
Enclosures

ATTACHMENT A
INCENTIVES AND BENEFITS

Annual Incentive Plan:
In addition to your base salary, you will be eligible to participate in Teradata's Annual Incentive Plan (AIP). Teradata's AIP is a performance-based annual incentive program based on financial and strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. As such, AIP awards are subject to discretionary adjustment based on performance as outlined in the guidelines. You have an AIP target incentive opportunity of 50% of your eligible earnings, pro-rated for the number of months in role, which would bring your total targeted annual compensation to

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$525,000.00. The bonus is paid in the first calendar quarter following the plan year. The AIP calculation and payment process is fully outlined in the AIP guidelines, which are incorporated by reference.

Teradata Benefits:
When you begin employment with Teradata you will have the opportunity to elect benefits for yourself and your eligible dependents retroactive to your first day of employment. If you do not make any benefit elections, you will be provided core coverage for yourself only, as of your hire date. Teradata core benefit coverage includes:

Teradata Health Care Coverage, Teradata Dental Care Coverage, Short-Term and Long-Term Disability Coverage, Life Insurance Coverage, and Accidental Death and Dismemberment Insurance Coverage.

You will have the opportunity to design your own personalized benefit elections through the company's flexible benefits program 10-15 days after Teradata establishes your payroll record. After Teradata receives your signed offer letter and employment paperwork, the Benefits Center will send an email to your work email address with information on how to enroll in Teradata's benefits plans. You should receive this email within a few days of your first day of employment. You will have 30 days to make benefit elections and to enroll eligible dependents, whose coverage will be made retroactive to your date of hire. Annual enrollment is traditionally conducted in November each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the Teradata Savings Plan (401k), and the Teradata Stock Purchase Plan. Information about each program is available on the Fidelity NetBenefits website, accessible once you begin employment.

Signing Bonus:
You are eligible to receive a signing bonus in the amount of $150,000 (minus applicable taxes). This sum is only payable after completion of thirty (30) days of continuous and satisfactory service with Teradata Corporation. If you resign your position within twenty four (24) months of your first day of employment with Teradata you will be required to repay the signing bonus in the full amount.

Relocation:
You will be eligible for relocation benefits under Teradata's Relocation Policy. This relocation benefit includes a $25,900 lump sum cash payment (minus applicable taxes) and may include other payments and reimbursements. Upon acceptance of this offer your relocation process will be initiated and a relocation counselor will be in contact with you to discuss your personal relocation needs. Meanwhile, please do not incur any relocation expenses or initiate any relocation plans until you have discussed your situation with your assigned relocation counselor. Teradata will recover relocation expenses from you should you voluntarily leave Teradata within one year of your relocation. Please read the relocation repayment agreement carefully. You will be required to sign and return this agreement before any relocation funds are released. By signing this offer letter you will indicate your agreement to Teradata's stipulations about relocation expenses.

Vacation Exception:
Under Teradata's vacation policy you are entitled to receive paid vacation days and holidays. You will receive five weeks of vacation, prorated which will allow for ten vacation days and two floating holidays in your year of hire given your start date of July 15, 2013. All vacation accrues on a prorated basis throughout the year and vests monthly on the first day of each month. Additionally, Teradata recognizes the following as paid holidays:

- New Year's Day
- Memorial Day
- Independence Day
- Labor Day
- Thanksgiving Day
- Christmas Day

Equity Awards:

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Contingent upon your acceptance of this offer you will be granted an equity award with a total value of $600,000 to be delivered in Service-Based Restricted Stock Units as described below. The effective date of the grant will be September 1, 2013 ("Equity Effective Date").

Service-Based Restricted Stock Units

On the Equity Effective Date, Teradata will grant you Service-Based Restricted Stock Units (the "Units") with a value of $600,000. The actual number of Units shall be determined by taking the value of the award and dividing it by the average closing price of Teradata common stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date. The result shall be rounded to the nearest whole unit.

The award will vest in three equal installments on the first three anniversaries of the Equity effective date, subject to your continued employment with Teradata at that time. The Units will be subject to standard terms and conditions determined by the Teradata Compensation Committee.

Your equity awards will be issued under the terms of Teradata's Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award will be outlined in the award agreements contained on Fidelity's website. Within two weeks of your Equity Effective Date, your grant will be loaded to Fidelity's system. You can access your grants at www.netbenefits.fidelity.com. Please review the grant information, including the grant agreement, carefully and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares you may contact the Fidelity Stock Plan Services Line directly at 1-800-429-2363. For questions that Fidelity is unable to answer, contact Teradata by email at global.compensation@teradata.com.

2013/2014 Cycle: Your initial target long term incentive opportunity shall be equal to or greater than $400,000. The award will be granted in late November/early December 2013 and apportioned to awards in the same manner as other similarly situated Teradata employees and as determined and approved by the Committee in its sole discretion.

After the 2013/2014 Cycle: Your target long-term incentive opportunity shall be established by the Committee, in its sole discretion, based on its evaluation of performance, competitive peer and industry data, and other relevant factors.

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ATTACHMENT B
CONDITIONS OF EMPLOYMENT

Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditional upon your satisfying and agreeing to the criteria which follow: drug screening test, all pre-employment verification, U.S employment eligibility, Teradata mutual agreement to arbitrate all employment related claims, Teradata consent to collection of personal data, and the Teradata employment agreement. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon Teradata's conditional offer.

1. **Drug Screening Test:**
   This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions you are giving Teradata permission to release the results to Teradata designated officials.

   Please see the Drug Screening Test bullet on the Teradata Required Paperwork Checklist in this hire packet for further instructions.

2. **Pre-Employment Verification:**
   This offer of employment is conditioned upon the verification of your background to include the following: education and employment history, Social Security Number validation, criminal history, credit history, national sex offender search, and Global Sanctions check. Depending on job responsibilities, some positions may require that your driving record is also satisfactory.

3. **U.S. Employment Eligibility:**
   Pursuant to the terms of the Immigration and Control Act of 1986, Teradata can only hire employees if they are legally entitled to work and remain in the United States.

4. **Teradata Mutual Agreement to Arbitrate all Employment Related Claims:**
   As a condition of employment for any Teradata position, you must read, understand and agree to the enclosed document: *Teradata Mutual Agreement to Arbitrate All Employment Related Claims.* By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.

5. **Teradata Consent to Collection of Personal Data:**
   As a condition of employment you must read, understand and agree to the enclosed document, *Teradata Consent to Collection of Personal Data.* The Teradata *Consent to Collection of Personal Data* apprises you of personal data collection practices.

6. **Teradata Employment Agreement:**
   As a condition of employment, you must read, understand and agree to the enclosed document: *Teradata Employment Agreement.* By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Teradata Terms and Conditions of Employment.

7. **Teradata Code of Conduct & Conflicts of Interest Certifications for New Hires:**
   Teradata requires that each new associate read the Teradata Values Statement and Code of Conduct and certify his/her reading of it and his/her commitment to comply with it. Teradata also requires that each new associate disclose in writing all actual and potential conflict of interest circumstances which pertain to him/her and certify that he/she has disclosed all conflict of interest circumstances in writing to Teradata. These requirements apply to both new associates who are hired as employees and new associates engaged as individual independent staff contractors.

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Generally, these certifications should be provided by each new associate within 30 days after his/her start-date. Sometimes a new associate may require more time to provide these certifications (for example, if he/she does not yet have a Teradata computer, Teradata email address, or online access to Teradata networks/systems), in which case he/she may provide the certifications later. But, Teradata policies require that in all events the certifications must be provided by no later than 90 days after the new associate's start-date.

New associates can provide these certifications and disclosures by either: (a) completing the online Teradata Code of Conduct training and certification module through the Teradata University e-learning system; or (b) manually completing and submitting the form below. We prefer that it be done through the online Teradata University module.

Teradata University can be accessed from the Teradata employee intranet web home page (http://teradatanet.teradata.com) under the "Sites" tab >> Learning >> Teradata University. Once on the Teradata University web site, you will find Code of Conduct under the Curriculum Status section on the home page. Click on the title then click on the Go to Content button.

The Code of Conduct training and certification module on Teradata University includes links to the Teradata Values Statement and Code of Conduct and instructions for the conflicts of interest disclosure. The Teradata Values Statement and Code of Conduct, as well as Teradata policies and related ethics and compliance documents and information can be accessed by associates through the following internal-Teradata web page: http://iis.teradatanet.teradata.com/teradatanet/codeofconduct.asp; and the Values Statement and Code of Conduct can be accessed through the following external-Teradata web page: http://www.teradata.com/t/code-of-conduct/.

Teradata requires that each Teradata associate re-certify the same each year. Teradata will distribute information about the annual Code of Conduct and Conflicts of Interest certification process to all associates by email, employee web-site/portal announcements and/or employee e-newsletter announcements. The annual re-certification typically will occur in the October/November time frame of each year and typically will be done electronically. New associates still will need to complete the annual all-associate online certification, even if he/she completed the new-hire certification earlier in the same year.

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Only new associates who do not complete the certifications and disclosures online through the above-described module on Teradata University and the instructions in that module should complete, sign and submit copies of the following form to their manager, their Teradata Human Resources representative and HR Service Center We also recommend that the new associate retain a copy of his/her certification and disclosures (e.g. a copy of the completed form below or a copy of the completion-acknowledge page from the online module).

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Accepting this Offer of Employment:
By accepting and signing Teradata's offer of employment you certify to Teradata that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the position being offered in this letter. We also advise you of Teradata's policy of respecting the intellectual property rights of other companies. You should not bring with you to your Teradata position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information.

This letter reflects the general description of the terms and conditions of your employment with Teradata, and is not a contract of employment for any definite duration of time. The employment relationship with Teradata is by mutual consent ("Employment at Will"). This means either you or Teradata have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to Teradata's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

Teradata Employment Offer June 6, 2013 to Oliver Ratzesberger:

I accept:

[signature] 6/17/2013

SIGNATURE DATE: (MM, DD, YY)

Oliver G Ratzesberger

PRINTED NAME (FIRST NAME, MIDDLE INITIAL, LAST NAME) SSN

I decline:

SIGNATURE DATE: (MM, DD, YY)

PRINTED NAME (FIRST NAME, MIDDLE INITIAL, LAST NAME)

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